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                                                                    EXHIBIT 12.1

                              TEXTRON MANUFACTURING

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                                          Year
                                                    -------------------------------------------------------------------------------
                                                       2002             2001              2000             1999             1998
                                                    ---------        ---------         ---------         ---------        ---------
Fixed charges:
    Interest expense (1)                            $     135        $     183         $     158         $      56        $     146
    Distributions on preferred securities of
        subsidiary trust, net of income taxes              26               26                26                26               26
    Estimated interest portion of rents                    32               32                30                26               20
                                                    ---------        ---------         ---------         ---------        ---------
        Total fixed charges                         $     193        $     241         $     214         $     108        $     192
                                                    =========        =========         =========         =========        =========
Income:
    Income from operations before income
        taxes and distributions on preferred
        securities of subsidiary trust              $     490        $     419         $     611         $   1,030        $     763
    Fixed charges (2)                                     167              215               188                82              166
    Eliminate equity in undistributed pretax
        income of finance subsidiaries                    (64)            (148)             (112)              (92)             (47)
                                                    ---------        ---------         ---------         ---------        ---------
        Adjusted income                             $     593        $     486         $     687         $   1,020        $     882
                                                    =========        =========         =========         =========        =========
Ratio of income to fixed charges                         3.07             2.02              3.21              9.44             4.59
                                                    =========        =========         =========         =========        =========

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(1)      Includes interest unrelated to borrowings of $3 million in 1999 and $16 million in 1998.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.